Exhibit 10.43

SL Green Funding LLC

c/o SL Green Realty Corp

420 Lexington Avenue

New York, NY 10170

Sent via Facsimile

August 2, 2006

Mr. Scott Rechler

225 Broadhollow Road
Melville, NY 11747-4883

Re:          Loan secured by a first priority, perfected security interest in the Sponsors’ (as hereinafter defined) 25% equity interest/limited partner interests in a portfolio of 24 assets located throughout New Jersey, Long Island, NY, Westchester, NY, and Stamford, CT (the “Reckson New York Property Trust Assets” or “RNYPT Assets”), made to a bankruptcy remote, single purpose entity 100% owned and controlled by the Sponsors (“Borrower”) by SL Green Funding LLC or an affiliate thereof (“Lender” or “SLG”) (the “Australia Loan”).

Dear Scott:

Below are the terms and conditions upon which we are prepared to make a loan for up to 65% of the par value of the RNYPT Assets, as more particularly herein described.

Lender	SL Green Funding LLC or an affiliate thereof (“SLG” or “Lender”).

Borrower	A bankruptcy remote single purpose entity 100% owned and controlled by Scott Rechler, Jason Barnett and Michael Maturo (collectively, “Sponsors”).

Guarantor	Scott Rechler, Jason Barnett and Michael Maturo, joint and several, for standard carve outs.

Loan Amount

Approximately $47,250,000. 65% of the equity value of the RNYPT Assets based on an asset value of $156,000,000 and projected pro rata indebtedness of $91,000,000. The loan amount is subject to change if the Tranche III sale does not occur.

Origination Fee:	1.00% of the Loan Amount. 50% of the Origination Fee shall be payable upon issuance of this letter and 50% shall be payable at Closing.

Term	Eighteen (18) Months.

Interest Rate	9.00%, calculated on the basis of a 360 day year and the actual days elapsed.

Extension Option	Borrower shall have the option to extend the Australia Loan for a term of six (6) months, subject to an increase in the Interest Rate to 10.00%.

Collateral

The Australia Loan will be secured by Borrower’s 25% equity interest/limited partner interests in the RNYPT Assets. Borrower is prohibited from selling or transferring more than 49.9% of its equity interest in the RNYPT Assets and Sponsors are prohibited from selling more than 49.9% of their direct or indirect interest in Borrower equity at all times, unless otherwise consented to by Lender in its sole and absolute discretion, or unless such sale or transfer is accompanied by a repayment of the Australia Loan. As additional collateral, the Australia Loan will also be secured by 100% of the direct and indirect equity interests in Reckson Australia Management Limited and any other entities in which any of Sponsors has an interest that provide property and asset management to the Australia portfolio (the “Additional Collateral”). Borrower will be prohibited from encumbering the Additional Collateral. Notwithstanding the above Borrower and Sponsors shall be prohibited from transferring control of the entities. Notwithstanding the above, Lender acknowledges that Sponsor is planning to raise a real estate investment fund or institutional joint venture (the “Fund”), which Fund, subject to Lender's reasonable approval based on the investors in the fund, shall own 100% of the equity interests in Borrower, and which Fund shall be managed and controlled by Sponsor. Lender's approval of the Fund as owner of the equity interest in Borrower shall not be unreasonably withheld. Provided that Lender approves the Fund, Lender shall permit the transfer of interests in the Borrower, provided that (a) after any transfer the Fund retains ownership of not less than 25% of the Borrower, (b) Scott Rechler, Jason Barnett and Michael Maturo retain management and control of the Fund and the Borrower and no major decisions can be made without Sponsor's consent and (c) such transfer is approved by Lender, which consent will not be unreasonably withheld.

Closing Fees and Costs

Borrower will pay all reasonable out-of-pocket due diligence and closing fees incurred by Lender in connection with the Australia Loan including legal fees for the loan and modification of the partnership documents, to the extent required, regardless of whether or not the Australia Loan closes.

Prepayment

The Australia Loan shall be prepayable, in whole or in part on any interest payment date. Repayments made on non-interest payment dates shall include interest through and including the next interest payment date.

Loan Rebalance:

Within five (5) business days after the face value of the RNYPT Assets declines by 15%, from the price as of the day of Closing, or more during the Term for 10 consecutive trading days (the RNYPT securities traded on the Australia Stock Exchange shall serve as a proxy for value of the RNYPTA Assets), the Australia Loan shall be paid down by Borrower to 65% of the then applicable face value (the “Loan Rebalance”).

Closing	Simultaneous with the merger between SL Green Realty Corp and Reckson Associates Realty Corp (the “Merger Transaction”).

Additional Financing	None permitted.

Confidentiality	This letter shall be kept confidential, shall not be reproduced or disclosed, and shall not be used by you other than in connection with the evaluation of the transaction described herein.

Transfers	None permitted.

Loan Documentation

All Australia Loan documentation shall be in form and content acceptable to Lender and its counsel, and shall be supported by acceptable representations and warranties of Borrower and Guarantor, opinions of counsel and proof of related matters that Lender’s counsel shall deem necessary.

Exclusivity	Upon acceptance of this term sheet, Sponsors will agree to work exclusively with Lender to finance the Australia Securities.

This letter shall confirm the agreement of SLG or its affiliates, successors or assigns to provide the Australia Loan on the terms and conditions set forth above, conditioned solely upon (a) closing of the Merger Transaction and (b) execution of definitive Loan Documentation between the parties upon the economic terms contained herein and otherwise in form and content acceptable to Lender in its sole discretion.  In the event that Borrower asserts within 5 days of Closing that the terms and conditions of the Loan Documentation differ from the terms and conditions which are generally prevailing in loans of similar size, with similar security and sponsorship and made by institutional lenders, the Borrower may, within 5 days of such assertion, submit the Loan Documentation to an Expedited Arbitration Proceeding as defined below. If the arbitrator pursuant to such Expedited Arbitration Proceeding determines that the terms and conditions of the Loan Documentation differ from the terms and conditions which are generally prevailing in loans of similar size, with similar security and sponsorship and made by institutional lenders, then the parties shall amend the Loan Documentation as determined pursuant to the Expedited Arbitration Proceeding.

“Expedited Arbitration Proceeding” means a binding arbitration proceeding conducted in The City of New York under the Commercial Arbitration Rules of the American Arbitration Association (or its successor) and administered pursuant to the Expedited Procedures provisions (the “Expedited Procedures”) thereof; provided, however, that with respect to any such arbitration (a) the list of arbitrators referred to in Section E-4(b) of the Expedited Procedures shall be returned within five (5) Business Days from the date of mailing, (b) the parties shall notify the American Arbitration Association (or its successor) by telephone, within four (4) Business Days, of any objections to the arbitrator appointed and, subject to clause (g) below, shall have no right to object if the arbitrator so appointed was on the list submitted by the American Arbitration Association (or its successor) and was not objected to in accordance with Section E-4(b) of the Expedited Procedures as modified by clause (a) above, (c) the notification of the hearing referred to in Section E-8 of the Expedited Procedures shall be four (4) Business Days in advance of the hearing, (d) the hearing shall be held within seven (7) Business Days after the appointment of the arbitrator, (e) the arbitrator shall have no right to award damages or vary, modify or waive any provision of this Restated Agreement, (f) the decision of the arbitrator shall be final and binding on the parties and (g) the arbitrator shall not have been employed by either party (or their respective affiliates) during the period of three (3) years prior to the date of the Expedited Arbitration Proceeding.  The arbitrator shall determine the extent to which each party is successful in such Expedited Arbitration Proceeding in addition to rendering a decision on the dispute submitted. If the arbitrator determines that one (1) party is entirely unsuccessful, then such party shall pay all of the fees of such arbitrator plus the costs and expenses incurred by the prevailing party in connection therewith. If the arbitrator determines that both parties are partially successful, then each party shall be responsible for such arbitrator’s fees and such party’s own third-party costs and expenses only to the extent such party is unsuccessful.

Please sign and return an original counterpart of this letter in order to evidence and confirm the foregoing and we will begin to document the transaction.  We look forward to working with you to complete this transaction.

Very truly yours,

SL Green Funding LLC

By:	/s/ David Schonbraun
Name: David Schonbraun
Title: Vice President

Agreed and Accepted by:

/s/ SCOTT RECHLER
SCOTT RECHLER

/s/ JASON BARNETT
JASON BARNETT

/s/ MICHAEL MATURO
MICHAEL MATURO